EXHIBIT 8.12 (c)

August 1, 2005

To:	Kemper Investors Life insurance Company

Dear Sir or Madam:

We have notified you of a reorganization or “merger” of the SVS Index 500 Portfolio, a series of Scudder Variable Series II (“SVS II”), into the Equity 500 Index Fund, a series of Scudder Investments VIT Funds (“SVIT”), under which the SVS Index 500 Portfolio (the “acquired portfolio”) will be combined with the Equity 500 Index Fund (the “surviving portfolio”). As is currently the case for the acquired portfolio, the use by you of the surviving portfolio within your variable insurance products after the reorganization will be subject to the participation agreement for the surviving portfolio.

This letter is intended to amend a letter agreement (the “services agreement”), dated October 23, 2001, between Deutsche Asset Management, Inc. (“DAMI”) and Kemper Investors Life Insurance Company (“Life Company”) concerning certain administrative services to be provided by Life Company with respect to certain series of SVIT.

We agree to amend Exhibit A to the services agreement to add the Equity 500 Index Fund and the Scudder Real Estate Securities Portfolio as Portfolios with the following “Fee for Administrative Services,” payable as provided in Exhibit A:

Equity 500 Index Fund: (i) with respect to Equity 500 Index Fund Class A share assets attributable to Scudder Destinations and Scudder Destinations Life Contracts, 8.5 basis points (0.085%) and (ii) with respect to Equity 500 Index Fund Class B 2 share assets attributable to ZS4 Contracts, [    ] basis points ([    ]%).

Scudder Real Estate Securities Portfolio: with respect to the Scudder Real Estate Securities Portfolio Class B share assets attributable to the ZS4 Contracts, [    ] basis points ([    ]%).

Except as amended hereby, the services agreement continues in effect. If you agree with the foregoing, please sign below and return a signed copy to us.

Very truly yours,

Deutsche Asset Management, Inc.

By:

Title:

Acknowledged and Agreed as of this 1st day of August, 2005.

Kemper Investors Life Insurance Company

By:

Title: